Filed pursuant to Rule 433
Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03,
333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08

FPL GROUP CAPITAL INC

Pricing Term Sheet

September 11, 2007

Issuer: FPL Group Capital Inc

Representatives:
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC

Junior Co-Managers:
A.G. Edwards & Sons, Inc.
Banc of America Securities LLC
Lehman Brothers Inc.
Raymond James & Associates, Inc.
RBC Dain Rauscher Inc.

Subordinated Debentures:

Designation:	Series E Junior Subordinated Debentures due 2067
Legal Format:	SEC Registered
Principal Amount:	$350,000,000
Date of Maturity:	September 1, 2067
Interest Rate:	7.45%
Interest Payment Dates:	Quarterly in arrears on March 1, June 1, September 1 and December 1, beginning December 1, 2007
Optional Deferral:	Maximum of 10 consecutive years per deferral
Price to Public:	$25.00 per security
Purchase Price:	$24.2125 per security
$24.50 per security (for sales to institutions)
Trade Date:	September 11, 2007
Settlement Date:	September 18, 2007
Listing:	Intend to apply to list on NYSE; trading expected to begin within 30 days of issuance
Make-Whole Call:	At any time prior to September 1, 2012 at 100% plus Make-Whole Premium at discount rate equal to Treasury Yield plus 45 basis points
Tax Event Call:	At any time prior to September 1, 2012 at 100% of the principal amount plus accrued and unpaid interest
Rating Agency Event Call:	At any time prior to September 1, 2012 at 100% plus Rating Agency-Event Make-Whole Premium at discount rate equal to Treasury Yield plus 50 basis points
Par Call:	At any time on and after September 1, 2012 at 100% of the principal amount plus accrued and unpaid interest

CUSIP / ISIN Number:	302570 502 / US3025705027
Expected Credit Ratings:*
Moody’s Investors Service Inc.:	A3 (Stable Outlook)
Standard & Poor’s Ratings Services:	BBB+ (Stable Outlook)
Fitch Ratings:	A- (Stable Outlook)

*A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, UBS Securities LLC toll-free at 1-888-722-9555, ext. 1088, or Wachovia Capital Markets, LLC toll-free at 1-866-289-1262.